Exhibit 99.1

TRACON Pharmaceuticals Announces Closing of Previously Announced Private Placement and Appointment of Ted Wang, Ph.D., of Puissance Capital Management, to Board of Directors

San Diego, CA – April 9, 2018 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer and wet age-related macular degeneration, announced the closing of the previously announced private placement of its common stock and warrants for gross proceeds of approximately $38.7 million. The financing was led by Puissance Capital Management, with participation from certain of TRACON’s existing investors, including New Enterprise Associates and 683 Capital Partners, LP.  In addition, the Company appointed Ted Wang, Ph.D., Chief Investment Officer of Puissance Capital Management, to its Board of Directors.

“We are very pleased to welcome Ted to the TRACON Board,” said Dr. Charles Theuer, President and Chief Executive Officer of TRACON. “His strong track record of successful strategic, operational and financial management, combined with a deep knowledge of U.S. and Chinese markets, will be invaluable to TRACON as we continue to leverage our unique product development platform to expand our existing late-stage pipeline.”

Dr. Wang is the Chief Investment Officer of Puissance Capital Management, a global asset manager founded in 2015 with offices in the U.S. and China. Prior to Puissance, he was a Partner at Goldman, Sachs & Co. During his 18-year tenure at the firm, Dr. Wang held multiple leadership positions, most recently serving as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, he co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China.

“TRACON has a first-class management team, an efficient platform to conduct global clinical trials and a pipeline of promising drug candidates that could benefit patients in a number of indications with significant unmet need,” said Dr. Wang. “I look forward to working closely with the team as TRACON continues to advance its late-stage oncology-focused pipeline.”

The securities sold in the private placement were not registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. TRACON has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in connection with the private placement and issuable upon exercise of the warrants.

4350 La Jolla Village Drive ● Suite 800 ● San Diego, California 92122 ● P: 858.550.0780 ● F: 858.550.0786

URL: www.traconpharma.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About TRACON

TRACON develops targeted therapies for cancer and ophthalmic diseases. The Company’s clinical-stage pipeline includes: TRC105, an endoglin antibody that is being developed for the treatment of multiple cancers; DE-122, the ophthalmic formulation of TRC105 that is being developed in wet AMD through a collaboration with Santen Pharmaceutical Company Ltd.; TRC102, a small molecule being developed for the treatment of lung cancer and glioblastoma; and TRC253, a small molecule being developed for the treatment of prostate cancer. To learn more about TRACON and its product candidates, visit TRACON's website at www.traconpharma.com.

Company Contact:	Investor Contact:
Patricia Bitar	Andrew McDonald
Chief Financial Officer	LifeSci Advisors LLC
(858) 550‐0780 ext. 223	646-597-6987
pbitar@traconpharma.com	Andrew@lifesciadvisors.com